Exhibit 99.3

CHICAGO ATLANTIC REAL ESTATE FINANCE

THIRD QUARTER 2026 CONFERENCE CALL

November 10, 2026

9 AM ET

Lisa Kampf:

Thank you. Good morning. Welcome to the Chicago Atlantic Real Estate Finance conference call to review the Company's results. On the call today will be Peter Sack, Co-Chief Executive Officer, David Kite, President and Chief Operating Officer, and Phil Silverman, Chief Financial Officer.

Our results were released this morning in our earnings press release which can be found on the investor relations section of our website along with our earnings supplemental, each of which has been furnished to and filed with the SEC.

A live audio webcast of this call is being made available today. For those who listen to the replay of this webcast, we remind you that the remarks made herein are as of today and will not be updated subsequent to this call.

During this call, certain comments and statements we make may be deemed forward-looking statements within the meaning prescribed by the securities laws, including statements related to the future performance of our portfolio, our pipeline of potential loans and other investments, future dividends, financing activities, the proposed merger of the Company with and into Chicago Atlantic BDC, Inc. (“LIEN”) and its expected timing and benefits.

We also will discuss certain non-GAAP measures, including but not limited to Distributable Earnings. Definitions of these non-GAAP measures and reconciliations to the most directly comparable GAAP measures are included in our earnings release and supplemental information, available on our website and furnished to the SEC.

I’d like to remind listeners that today’s remarks and the earnings supplemental contains forward-looking statements that are subject to significant risks and uncertainties, that can cause actual results to differ materially from our current expectations. Investors are urged to carefully review various disclosures made by the Company including the risks and other information disclosed in the Company’s filings with the SEC.

Risks and uncertainties include the ability to complete the merger of REFI and LIEN on the anticipated timeline, to obtain the required approvals of REFI and LIEN stockholders, including their unaffiliated stockholders, the post-BDC election approvals and required third-party consents; the risk that REFI elects to be regulated as a BDC but the merger is not completed; conflicts of interest arising from the affiliation of the companies' advisers; changes in the exchange ratio, to realize the anticipated benefits of the transaction, and developments in the cannabis regulatory environment, as well as the other risks described in our SEC filings and in the legends in today's filed materials. Actual results may differ materially, and we undertake no obligation to update except as required by law.

The transcript of this call will be filed with the SEC pursuant to Rule 425 under the Securities Act of 1933 and is deemed filed under Rule 14a-12under the Securities Exchange Act of 1934. In connection with the proposed merger, LIEN has filed with the SEC a registration statement on Form N-14, as amended, which includes a preliminary joint proxy statement of REFI and LIEN and a preliminary prospectus of LIEN. The registration statement has not yet been declared effective. Investors and stockholders are urged to read those materials, the definitive joint proxy statement/prospectus when it becomes available, and any amendments or supplements because they contain or will contain important information about the transaction. LIEN, REFI, their respective directors and executive officers, Chicago Atlantic BDC Adviser, LLC and Chicago Atlantic REIT Manager, LLC, and certain other people may be deemed participants in the solicitation. Information about those persons and their interests is included in the preliminary joint proxy statement/prospectus. Copies of all filed materials will be available free of charge on the SEC's website and on each company's investor relations website.

Please note that nothing on this call constitutes an offer to sell or solicitation of an offer to purchase any securities. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the 1933 Act.

I'll now turn the call over to Peter Sack. Please go ahead.

Peter Sack:

Thank you, Lisa. Good morning, everyone.

During the quarter, we remained focused on the priorities that have defined our strategy; originating high-quality loans, maintaining disciplined underwriting standards and actively managing our existing portfolio to generate attractive risk adjusted returns for our shareholders. As I have stated before, Chicago Atlantic Real Estate Finance operates within a unique intersection of real estate, credit and the U.S. cannabis industry with very little overlap with the broader mortgage REIT and credit markets. Focusing on one sector enables us to develop deep expertise across loan origination, underwriting and real estate analytics. These are capabilities that differentiate us from other lenders in the industry. Our specialized market knowledge, established relationships and deep understanding of risk, allow us to structure investments with a level of insight that broader-based lenders often do not have the means to replicate.

I’d like to spend some time contrasting Chicago Atlantic Real Estate Finance, Inc. with the broader mortgage REIT market as of September 30, 2026:

●	We believe the performance of REFI’s borrowers have little correlation with the broader residential and commercial mortgage real estate markets.

●	As far as we know, REFI’s portfolio has no overlap in borrowers with any other public mortgage REIT.

●	Approximately 57% of the portfolio benefits from interest rate increases, and given the absence of interest rate caps on our loans, each 25bps interest rate increase is expected to lead to a $.015 (one and half cent) per share improvement in quarterly distributable earnings.

●	REFI had an unlevered weighted average portfolio yield to maturity of 14.8%, compared to approximately 6%-8% on a comparable basis amongst select commercial mortgage REIT peers.

●	REFI operates with leverage 0.48x debt to equity vs an approximate range of 3.0x to 5.0x total debt to stockholders’ equity across that same peer group.

●	REFI holds no residential mortgage-backed securities, no commercial mortgage-backed securities, no agency securities, and instead agents and directly originates nearly the entirety of its portfolio, making investments at low leverage levels, strong covenant-laden documentation, and direct insight into the operations of its borrowers.

We believe REFI’s portfolio and operating model are highly differentiated from the broader mortgage REIT market. Nonetheless, REFI’s share price has recently moved closely with the broader mortgage REIT market. Year to date through November, 6, 2026, REFI and the VanEck Mortgage REIT Income ETF (MORT) each generated total returns of approximately negative 17-18%. Further, over the course of September, the 10-year treasury yield increased by approximately 54 bps. Following the fed’s 25 bps rate hike on September 17th, the share prices of REFI and MORT both declined in line by about 9% through September 30th, despite rising interest rates actually benefiting REFI’s net interest income.

As I’ve noted previously, I believe that REFI has not been rewarded for its differentiation from the mortgage REIT market. It is possible that some mortgage REIT investors find that REFI is too small to justify the time and effort of underwriting a significant investment in REFI, particularly relative to the learning curve of understanding our industry.

Pivoting for a moment, in evaluating the proposed merger with Chicago Atlantic BDC, Inc. or LIEN, the special committee and the Board considered that the cannabis-focused mortgage REIT model presents structural constraints that may limit REFI's ability over time to enhance shareholder value. Those constraints include REFI's relatively small scale, the limits our REIT election places on our investment mandate, and a constrained ability to access institutional debt capital and broaden our investor base. They also considered that our cannabis-only mandate has limited institutional investor participation in REFI common stock. In June, acting on the special committee's unanimous recommendation, the Board approved the merger agreement with LIEN, REFI's election to be regulated as a BDC and the merger, each of which remains subject to stockholder approval. The assets of REFI, while secured by real estate, are similar to those of a BDC; in that REFI lends to operating businesses, and REFI and LIEN share substantially similar investment strategies and management teams. The special committee and the Board considered that the combined company would have greater scale and a broader investment mandate that could provide diversification across borrowers, sectors and collateral types. They also considered that its trading liquidity could increase, broadening the universe of potential investors, and that it could attract additional institutional investor interest over time, although there can be no assurance that this will happen. For these, among other reasons, I support the Board’s recommendation on the REFI and LIEN merger. The factors the special committee and the Board considered, the risks of the transaction, and the interests of REFI's directors, officers and Manager in the merger, which may differ from those of stockholders generally, are described in the joint proxy statement/prospectus, and we encourage stockholders to read it.

I will let my colleagues David and Phil comment on the performance, but I wanted to congratulate the team on an active quarter. We deployed more than $85.0M of new principal fundings, added capacity to our revolving credit facility, completed the Koach transaction, delivered $.49 cents of adjusted distributable earnings on a fully diluted basis, and paid a regular quarterly dividend of $.47 per share, our 18th consecutive quarter doing so.

The Koach transaction closed in July, with REFI issuing approximately 4.3 million new common shares at a price of $14.53 per share, in exchange for second lien notes with an aggregate principal balance of $62.6 million. We’ll refer to these instruments as the Koach Notes throughout our comments. During the third quarter, one of the 32 Koach Notes was repaid in full upon the sale of a property in Florida, generating approximately $900 thousand in fee income. In total, the Koach Notes contributed approximately $2.6 million to distributable earnings in the third quarter, and we remain optimistic about continuing to generate attractive yield from the transaction. The Koach portfolio has a stated annual yield of approximately 12%, which reduce the weighted average yield of REFI’s portfolio, the Koach notes this quarter generated an annualized return greater than 18%, accretive to our portfolio yield. I would encourage you to review the slides on the Koach Notes and the case study on Koach’s property sale in the quarter in our earnings supplemental.

In closing, we have continued deliberate execution, while making strategic decisions to strengthen REFI and position the company for long-term success for the benefit of shareholders. We remain confident in our ability to navigate a volatile economic landscape while staying disciplined in our underwriting and true to the strategy that has driven our performance to date. We look forward to the REFI and LIEN stockholder meetings and, if the merger is approved and completed, to continue to execute our strategy as part of the combined company.

David, will now speak to the portfolio in greater detail, David?

David Kite:

Thank you, Peter.

As of September 30, the total principal balance of our loan portfolio, which includes loans held for investment, loans at fair value, and the Koach notes presented within stockholders’ equity under GAAP, totaled approximately $527.7 million across 28 portfolio companies with a weighted average yield to maturity of 14.8%.

Gross originations during the quarter were approximately $85.1 million of principal fundings, of which $17.5 million and $5.0 million were funded to new borrowers and existing borrowers, respectively, and $62.6 million was represented by the Koach transaction. These fundings were offset by approximately $13.2 million of repayments comprised of approximately $3.8 million in scheduled amortization payments, $7.0 million from full loan prepayments and $2.4 million of partial prepayments.

Portfolio risk ratings and credit quality remained relatively consistent in the third quarter with 89.3% risk rated 3 and below, while 10.7% of our portfolio is risk rated 4 or 5.

As of September 30, 2026, non-accruals remained unchanged in amount from June 30 and were approximately 3.1% of our total loan portfolio based on outstanding principal, compared to approximately 3.7% as of June 30, 2026 with the comparative decrease primarily due to the increase in portfolio size.

As of September 30, 2026, our portfolio consisted of 36.0% fixed rate loans and 64.0% floating rate loans. Approximately 69.2% and 30.8% of floating rate loans are benchmarked to the Prime Rate and SOFR, respectively. With the current prime rate at 7%, 73% of our prime rate loans are at their floors and become accretive with interest rates above 7.2%. Importantly, our floating rate loans have no interest rate caps and benefit from rate floors, providing a structural advantage over most mortgage REITs.

Total leverage equaled 48% of book equity at September 30, just up 1% from June 30. As of September 30, we had $94.4 million outstanding on our senior secured revolving credit facility and $50.0 million outstanding on our unsecured term loan. During the third quarter, through additional commitments from our existing banking syndicate, we increased the available borrowing capacity under the Revolving Loan by $7.5 million resulting in total availability of $117.5 million.

As of today, we have approximately $15.2 million available on the senior credit facility and total liquidity, net of estimated liabilities and anticipated fundings is approximately $12 million.

Subsequent to quarter end, we funded $3.2 million to existing borrowers under fully discretionary delayed draw term loan facilities. We are exploring opportunities to expand our liquidity but expect originations to slow during the fourth quarter of 2026.

I’ll now turn it over to Phil…

Phil Silverman

Thanks David.

●	I’d like to begin reiterating how the Koach Transaction is presented in our consolidated financial statements as of and for the period ended September 30th. As previously disclosed, because the Koach Notes were received as consideration for the issuance of the Company’s common stock, the Koach Notes are presented as a reduction of stockholders’ equity rather than as loans held for investment or within total assets on the consolidated balance sheet. Further, the associated cash flows from interest, principal, and exit fees, if any, are classified as financing activities and recorded through stockholders’ equity rather than recognized as interest income on the consolidated statement of operations. Moving to the results for the third quarter…

●	Our net interest income of $12.5 million for the third quarter represented a $0.3 million or 2.3% decrease from $12.8 million during the second quarter. However; adjusted for cash interest proceeds from the Koach Notes, total net interest income was $15.1 million, representing an approximate 18% increase.

●	As adjusted, the increase was attributed to; approximately $2.6 million of interest and fee income on the Koach Notes, timing of capital deployments and repayments, as well as the modest impact of the 25-bps prime rate increase in mid-September. These increases were offset by an increase in interest expense from approximately $2.4 million in Q2 to $2.9 million in Q3, resulting from an increase in weighted average borrowings on our Revolving Loan from $67.5 million to $95.5 million in the comparative periods.

●	Our CECL reserve on our loans held for investment as of September 30th, was approximately $12.3 million and on a relative size basis, our reserve for expected credit losses represents approximately 2.9% of outstanding principal of our loans held for investment. While we do not record CECL reserves on the Koach Notes in our consolidated financial statements, we estimate a CECL reserve attributable to the Koach Notes of $1.8 million, or approximately 3% of the principal balance of the Notes.

o	There were no material changes to the Company’s non-accrual positions, which represent 3.1% of our total loan portfolio, inclusive of the Koach Notes, all of which are current on interest payments.

●	Distributable earnings per weighted average share on a basic and fully diluted basis were approximately $.50 and $.49, respectively. Third quarter distributable earnings includes approximately $2.6 million of interest and fees earned on the Koach Notes during the quarter which are excluded from GAAP net income but will be included in REIT taxable income for the 2026 tax year.

●	In October, we distributed the third quarter dividend of $.47 cents per common share declared by our Board in September.

●	In addition to GAAP book value per share, we present adjusted book value per share on an “as-paid” basis, which is a non-GAAP financial measure. We define adjusted book value (as-paid basis) as total stockholders’ equity computed in accordance with GAAP, plus the outstanding principal balance of the Koach Notes (including capitalized paid-in-kind interest and net of any principal repayments) and accrued and unpaid interest thereon that have been deducted from, or not yet recognized in, stockholders’ equity under GAAP. This measure presents our book value as if the Koach Notes had been repaid in full in cash as of the balance sheet date.

o	We believe adjusted book value per share on an as-paid basis is useful to investors because it reflects the capital contributed to us in the Koach transaction on the same basis as the shares issued, it is consistent with the manner in which the Koach Notes are treated for purposes of the Exchange Ratio under the Merger Agreement, and enables our shareholders to compare our book value per share with that of prior periods and of other commercial mortgage REITs whose loans are recognized as assets.

●	Our adjusted book value per common share outstanding was $14.12 as of September 30, 2026, compared with $14.15 as of June 30th. There were approximately 26.0 million and 21.7 million common shares outstanding on a fully diluted basis as of September 30th and June 30th, respectively.

Operator, we’re now ready to take questions.

Peter Sack (After Q&A is concluded)

Thank you all for joining us this morning. We are available for follow-up questions. Thanks again.